EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-226012),
(2) Registration Statement (Form S-3 No. 333-251671) and in the related Prospectus;

of our reports dated March 18, 2022 (except for the effect of the material weakness described in the second and third paragraphs of our report on the effectiveness of internal control over financial reporting, as to which the date is November 18, 2022), with respect to the consolidated financial statements of Drive Shack Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Drive Shack Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Drive Shack Inc. and Subsidiaries for the year ended December 31, 2021.

/s/ Ernst & Young LLP
Dallas, Texas
November 18, 2022